Filed pursuant to Rule 433

Registration No. 333-208311

Issuer Free Writing Prospectus dated September 26, 2017

Relating to Preliminary Prospectus Supplement dated September 26, 2017

NETAPP, INC.

Pricing Term Sheet

2.000% Senior Notes due 2019

3.300% Senior Notes due 2024

Issuer:	NetApp, Inc.

Format:	SEC Registered

Trade Date:	September 26, 2017

Settlement Date (T+3)*:	September 29, 2017

Ratings**:	Baa2 by Moody’s Investor Service, Inc. BBB+ by Standard & Poor’s Ratings Services

2.000% Senior Notes due 2019

Title:	2.000% Senior Notes due 2019

Principal Amount:	$400,000,000

Maturity Date:	September 27, 2019

Coupon:	2.000%

Price to Public:	99.825% of face amount

Yield to Maturity:	2.090%

Spread to Benchmark Treasury:	T+65 bps

Benchmark Treasury:	1.250% due August 31, 2019

Benchmark Treasury Yield:	1.440%

Interest Payment Dates:	Semi-annually on September 27 and March 27, commencing March 27, 2018

Make-Whole Call:	At any time prior to September 27, 2019, at a discount rate of Treasury plus 10 basis points

CUSIP/ISIN:	64110DAH7 / US64110DAH70

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated MUFG Securities Americas Inc. Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Standard Chartered Bank

3.300% Senior Notes due 2024

Title:	3.300% Senior Notes due 2024

Principal Amount:	$400,000,000

Maturity Date:	September 29, 2024

Coupon:	3.300%

Price to Public:	99.975% of face amount

Yield to Maturity:	3.304%

Spread to Benchmark Treasury:	T+123 bps

Benchmark Treasury:	1.875% due August 31, 2024

Benchmark Treasury Yield:	2.074%

Interest Payment Dates:	Semi-annually on September 29 and March 29, commencing March 29, 2018

Make-Whole Call:	At any time prior to July 29, 2024, at a discount rate of Treasury plus 20 basis points

Par Call:	On or after July 29, 2024

CUSIP/ISIN:	64110DAF1 / US64110DAF15

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. MUFG Securities Americas Inc. Standard Chartered Bank

Affiliates of certain of the underwriters, including J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Standard Chartered Bank and Wells Fargo Securities, LLC, are parties to NetApp, Inc.’s senior unsecured credit agreement that expires on December 10, 2021, for which such underwriters and their affiliates have been paid customary fees.

*	Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the trade date set forth above will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the trade date set forth above should consult their advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus dated December 2, 2015) and a preliminary prospectus supplement dated September 26, 2017 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you these documents upon request by contacting any of J.P. Morgan Securities LLC at 212-834-4533 or Morgan Stanley & Co. LLC at 866-718-1649.